                             COMMISSION SCHEDULE A
                             ---------------------

                          American Legacy VUL(CV)-III
                          American Legacy VUL(DB)-II
                           American Legacy SVUL-III


SINGLE LIFE PRODUCTS:
                                                                   Renewal    Renewal     Renewal
           First Year  First Year  Renewal   Renewal    Service     Asset      Asset       Asset
             Target      Excess    Premium   Premium     Fees       Based      Based       Based
           Premium(1)  Premium(2)    2-4    Year 5-10  Years 11+  Years 2-4  Years 5-20  Years 21+
           ----------  ----------  -------  ---------  ---------  ---------  ----------  ---------
Option A     80.00%       4.00%     2.50%     2.50%      0.00%       0.00%      0.00%      0.00%
Option B     80.00%       4.00%     2.50%     0.00%      0.00%       0.00%      0.25%      0.15%
Option C     80.00%       4.00%     0.00%     0.00%      0.00%       0.35%      0.35%      0.15%

SURVIVORSHIP PRODUCTS:
                                                                   Renewal    Renewal     Renewal
           First Year  First Year  Renewal   Renewal    Service     Asset      Asset       Asset
             Target      Excess    Premium   Premium     Fees       Based      Based       Based
           Premium(1)  Premium(2)    2-4    Year 5-10  Years 11+  Years 2-4  Years 5-20  Years 21+
           ----------  ----------  -------  ---------  ---------  ---------  ----------  ---------
Option A     80.00%       4.00%     2.50%     2.50%      0.00%       0.00%      0.00%      0.00%
Option B     80.00%       4.00%     2.50%     0.00%      0.00%       0.00%      0.25%      0.15%
Option C     80.00%       4.00%     0.00%     0.00%      0.00%       0.35%      0.35%      0.15%


Footnotes:

  (1) 50 % base commission up to target plus 60% expense reimbursement allowance (30% net commission) for a total of 80%.

  (2) 2.5% base commission on excess premium plus 60% expense reimbursement allowance (1.5% net) for a total of 4%

   - Variable products may be sold only in conjunction with a Broker-Dealer Selling Agreement. Refer to Broker-Dealer Selling Agreement for the variable compensation schedule.

   - No commissions will be paid on any policies that have been placed on waiver of premium, on interest or on policy loan payments.

   - Policy replacements - Lincoln will determine the amount of compensation to be paid, if any, where policy changes, replacements (including replacement of policies issued by affiliates) or reinstatements are involved.

   - Compensation with respect to policies issued with an Accounting Value Rider may be subject to deferral, in accordance with company rules, and may be forfeited if such policy is surrendered or lapse prior to the expiration date of the rider.

   - A policy surrender, lapse or face decrease may be subject to a charge back of earned commissions and ERA. Refer to existing Company policies and procedures regarding surrender/lapse policies

Additional First Year Commision Paid:
   a. The first Year Target rate for increase in specified amount (An increase for this purpose will include only the portion of the increase in excess of the previous highest specified amount).
   b. The First Year Target rate times the cost of insurance for all other increases or rider additions.